                                                                                                             Filed Pursuant to 424(b)(3)
                                                                                                             Registration No. 333-14513

PERMA-FIX ENVIRONMENTAL SERVICES, INC.

Seventh Supplement to Prospectus dated November 13, 1996
____________________________________________________

    As originally provided in the Prospectus, the Company issued to RBB Bank Aktiengesellschaft ("RBB Bank") a warrant dated July 17, 2000 (the "RBB Warrant"), for the purchase of up to 1,000,000 shares of the Company's Common Stock at a purchase price of $3.50 per share pursuant to the terms of a Subscription and Purchase Agreement, dated July 17, 1996. The 1,000,000 shares of Common Stock issuable under the RBB Warrant are described under "Summary of Securities Being Offered" in the Prospectus, are referred to in other portions of the Prospectus, and are covered by the Prospectus. On December 19, 2000, the RBB Warrant was amended to reduce the exercise price as to 200,000 shares of the 1,000,000 shares of Common Stock issuable upon the exercise of the RBB Warrant from $3.50 per share of Common Stock to $1.00 per share of Common Stock. The exercise price of the other 800,000 shares of Common Stock issuable upon the exercise of the RBB Warrant remains at $3.50 per share.

March 30, 2000.